EXHIBIT 99.1

DIRECTORS AND EXECUTIVE OFFICERS OF AFF SERVICES, INC.

Set forth below is the name, business address and present occupation or employment of each director and executive officer of AFF Services, Inc. Each person is a citizen of the United States.

DIRECTORS OF AFF SERVICES, INC.

NAME	PRINCIPAL OCCUPATION OR EMPLOYMENT	BUSINESS ADDRESS
Douglas R. Rippel	Mr. Rippel is a director of FirstCash Holdings, Inc., a trustee of the Douglas R. Rippel Revocable Trust and Executive Chairman of the Board of Directors of CURO Group Holdings Corp. Mr. Rippel is also the President and Secretary of AFF Services, Inc.	AFF Services, Inc. 7570 W. 21st Street N, Building 1010, Suite C, Wichita, Kansas 67205

EXECUTIVE OFFICERS OF AFF SERVICES, INC.

NAME	PRINCIPAL OCCUPATION OR EMPLOYMENT	BUSINESS ADDRESS
Douglas R. Rippel	Mr. Rippel is a director of FirstCash Holdings, Inc., a trustee of the Douglas R. Rippel Revocable Trust and Executive Chairman of the Board of Directors of CURO Group Holdings Corp. Mr. Rippel is also a director of AFF Services, Inc.	AFF Services, Inc. 7570 W. 21st Street N, Building 1010, Suite C, Wichita, Kansas 67205